Exhibit 99.1

TPG Specialty Lending, Inc. Announces Quarter Ended March 31, 2016 Financial Results; Board Declares Quarterly Dividend of $0.39 Per Share for the Second Fiscal Quarter of 2016

NEW YORK – (BUSINESS WIRE) – May 4, 2016 – TPG Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $23.2 million, or $0.42 per share, for the quarter ended March 31, 2016. Net asset value per share was $15.11 at March 31, 2016 as compared to $15.15 at December 31, 2015. The Company’s Board of Directors declared a first quarter dividend of $0.39 per share, payable to stockholders of record as of March 31, 2016 that was paid on April 29, 2016.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.39 per share for stockholders of record as of June 30, 2016, payable on or about July 29, 2016.

FINANCIAL HIGHLIGHTS:

(amounts in thousands, except per share amounts)
			Three Months Ended
			(unaudited)
	March 31, 2016		December 31, 2015		March 31, 2015
Investments at Fair Value	$1,563,664		$1,485,709		$1,330,993
Total Assets	$1,584,252		$1,506,568	(1)	$1,359,605 (1)
Net Asset Value Per Share	$15.11		$15.15		$15.60

Investment Income	$42,751		$43,559		$37,730
Net Investment Income	$23,192		$23,643		$20,787
Net Income (Loss)	$17,771		$(4,342)		$24,468

Net Investment Income Per Share	$0.42		$0.44		$0.39
Net Realized and Unrealized Gains (and Losses) Per Share	$(0.10)		$(0.52)		$0.06
Net Income (Loss) Per Share	$0.32		$(0.08)		$0.45

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	10.5%		10.3%		10.4%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	10.3%		10.1%		10.3%

Percentage of Debt Investment Commitments at Floating Rates	96	%(2)	95	%(2)	97%

(1)	The Company adopted ASU 2015-03 during the quarter ended March 31, 2016 and adjusted prior period balance sheets to reflect the change. The adoption of this guidance did not have an impact on the Company’s results of operations or cash flows.
(2)	Includes one fixed rate investment for which we entered into an interest rate swap agreement to swap to a floating rate.

Conference Call and Webcast

Conference Call Information:

The conference call will be broadcast live at 8:30 a.m. Eastern Time on May 5, 2016. Please visit TSLX’s webcast link located on the Events & Presentation page of the Investor Resources section of TSLX’s website http://www.tpgspecialtylending.com for a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (253) 237-1122

Conference ID: 78797512

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. Eastern Time on May 5 through May 19 via a webcast link located on the Investor Resources section of the Company’s website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 78797512

Portfolio and Investment Activity

For the three months ended March 31, 2016, gross originations totaled $164.6 million. This compares to $399.3 million for the three months ended December 31, 2015 and $267.8 million for the three months ended March 31, 2015.

For the three months ended March 31, 2016, the Company made new investment commitments of $129.6 million, $78.5 million in four new portfolio companies and $51.1 million in four existing portfolio companies. For this period, the Company had $45.8 million aggregate principal amount in exits and repayments, resulting in a net portfolio increase of $83.8 million aggregate principal amount.

For the three months ended March 31, 2015, the Company made new investment commitments of $137.8 million, $101.0 million in three new portfolio companies and $36.8 million in three existing portfolio companies. For this period, the Company had $60.8 million aggregate principal amount in exits and repayments, resulting in a net portfolio increase of $71.0 million aggregate principal amount.

As of March 31, 2016 and December 31, 2015, the Company had investments in 48 and 46 portfolio companies, respectively, with an aggregate fair value of $1,563.7 million and $1,485.7 million, respectively.

As of March 31, 2016, the portfolio consisted of 89.0% first-lien debt investments, 7.7% second-lien debt investments, 1.9% mezzanine and unsecured debt investments, and 1.4% equity and other investments. As of December 31, 2015, the portfolio based on fair value consisted of 88.2% first-lien debt investments, 8.1% second-lien debt investments, 1.9% mezzanine and unsecured debt investments, and 1.8% equity and other investments.

As of March 31, 2016, 96.2% of debt investments based on fair value in the Company’s portfolio bore interest at floating rates (when including investment specific hedges), with 94.2% of these subject to interest rate floors. The Company’s credit facility also bears interest at floating rates.

As of March 31, 2016 and December 31, 2015, the weighted average total yield of debt and income producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.5% and 10.3%, respectively, and the weighted average total yield of debt and income producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.3% and 10.1%, respectively.

As of March 31, 2016, 99.6% of debt investments based on fair value were meeting all payment requirements and 97.8% of debt investments based on fair value were meeting all covenant requirements. One investment was on non-accrual status at March 31, 2016.

Results of Operations for the Three Months Ended March 31, 2016 compared to the Three Months Ended March 31, 2015

Investment Income

For the three months ended March 31, 2016 and 2015, investment income totaled $42.7 million and $37.7 million, respectively. The increase in investment income for the quarter was primarily driven by an increase in the average size of the investment portfolio, accelerated amortization of upfront fees from unscheduled paydowns and dividend income, slightly offset by lower prepayment, syndication, amendment and agency fees, as compared to the same period in 2015.

Expenses

Net expenses totaled $19.1 million and $16.6 million for the three months ended March 31, 2016 and 2015, respectively. The increase in net expenses was primarily due to higher interest expense related to an increase in the weighted average debt outstanding.

Liquidity and Capital Resources

As of March 31, 2016, the Company had $4.0 million in cash and cash equivalents, total debt outstanding of $638.2 million, and $298.0 million of undrawn commitments on its revolving credit facility, subject to borrowing base and other limitations. The weighted average interest rate on debt outstanding was 2.6% for the three months ended March 31, 2016 and March 31, 2015.

On March 3, 2016, the Company issued 5,000,000 shares of common stock at $16.42 per share. Net of underwriting fees and offering costs, the Company received total cash proceeds of $78.3 million. During the three months ended March 31, 2016, 86,081 shares were repurchased under the Company 10b5-1 Plan at a weighted average price per share of $15.44, inclusive of commissions, for a total investment of $1.3 million.

The Company is rated BBB- by Fitch Ratings and Standard and Poor’s. Both Fitch Ratings and Standard and Poor’s affirmed the Company’s BBB- rating and stable outlook during the first quarter of 2016.

Financial Statements and Tables

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$39,170	$32,879
Dividend income	474	—
Other income	723	3,377

Total investment income from non-controlled, non-affiliated investments	40,367	36,256
Investment income from controlled, affiliated investments:
Interest from investments	2,333	1,417
Other income	51	57

Total investment income from controlled, affiliated investments	2,384	1,474

Total Investment Income	42,751	37,730

Expenses
Interest	5,298	4,220
Management fees	5,748	4,950
Incentive fees	4,902	5,007
Professional fees	1,923	1,209
Directors’ fees	97	96
Other general and administrative	1,254	1,156

Total expenses	19,222	16,638

Management and incentive fees waived	(98)	—

Net Expenses	19,124	16,638

Net Investment Income Before Income Taxes	23,627	21,092
Income taxes, including excise taxes	435	305

Net Investment Income	23,192	20,787
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	197	(5,907)
Controlled, affiliated investments	(4,359)	605
Translation of assets and liabilities in foreign currencies	(2,703)	7,215
Interest rate swaps	1,240	(353)

Total net change in unrealized gains (losses)	(5,625)	1,560

Realized gains:
Non-controlled, non-affiliated investments	—	265
Interest rate swaps	—	1,852
Foreign currency transactions	204	4

Total realized gains	204	2,121

Total Unrealized and Realized Gains (Losses)	(5,421)	3,681

Increase in Net Assets Resulting from Operations	$17,771	$24,468

Earnings per common share—basic and diluted	$0.32	$0.45

Weighted average shares of common stock outstanding—basic and diluted	55,802,270	53,902,074

TPG Specialty Lending, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $1,521,669 and $1,443,017, respectively)	$1,501,060	$1,422,211
Controlled, affiliated investments (amortized cost of $90,124 and $86,659, respectively)	62,604	63,498

Total investments at fair value (amortized cost of $1,611,793 and $1,529,676, respectively)	1,563,664	1,485,709
Cash and cash equivalents	4,029	2,431
Interest receivable	11,829	10,146
Receivable for interest rate swaps	1,642	402
Prepaid expenses and other assets	3,088	7,880

Total Assets	$1,584,252	$1,506,568

Liabilities
Debt (net of deferred financing costs of $9,790 and $10,365, respectively)	$626,063	$642,423
Management fees payable to affiliate	5,734	5,530
Incentive fees payable to affiliate	4,819	4,915
Dividends payable	23,098	21,124
Payable for investments purchased	22,045	4,435
Payables to affiliate	1,758	1,492
Other liabilities	6,064	5,908

Total Liabilities	689,581	685,827

Commitments and contingencies
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 59,314,768 and 54,166,959 shares issued, respectively; and 59,225,688 and 54,163,960 shares outstanding, respectively	593	542
Additional paid-in capital	892,675	812,586
Treasury stock at cost; 89,080 and 2,999 shares held, respectively	(1,359)	(30)
Undistributed net investment income	26,712	27,521
Net unrealized losses	(34,005)	(28,380)
Undistributed net realized gains	10,055	8,502

Total Net Assets	894,671	820,741

Total Liabilities and Net Assets	$1,584,252	$1,506,568

Net Asset Value Per Share	$15.11	$15.15

The Company’s investment activity for the three months ended March 31, 2016 and 2015 is presented below (information presented herein is at par value unless otherwise indicated).

	Three Months Ended
($ in millions)	March 31, 2016	March 31, 2015
New investment commitments:
Gross originations	$164.6	$267.8
Less: Syndications/sell downs	35.0	130.0

Total new investment commitments	$129.6	$137.8
Principal amount of investments funded:
First-lien	$127.5	$122.0
Second-lien	—	9.8
Mezzanine and unsecured	2.1	—
Equity and other	—	—

Total	$129.6	$131.8
Principal amount of investments sold or repaid:
First-lien	$43.6	$43.8
Second-lien	—	17.0
Mezzanine and unsecured	2.2	—

Total	$45.8	$60.8

Number of new investment commitments in new portfolio companies	4	3
Average new investment commitment amount in new portfolio companies	$19.6	$33.7
Weighted average term for new investment commitments in new portfolio companies (in years)	5.0	5.5
Percentage of new debt investment commitments at floating rates	98.3%	92.9%
Percentage of new debt investment commitments at fixed rates	1.7%	7.1%
Weighted average interest rate of new investment commitments	9.0%	10.2%
Weighted average spread over LIBOR of new floating rate investment commitments	8.0%	9.3%
Weighted average interest rate on investments sold or paid down	8.8%	8.6%

About TPG Specialty Lending, Inc.

TSLX is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $16 billion of assets under management as of March 31, 2016, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management as of December 31, 2015. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements. TSLX undertakes no duty to update any forward-looking statements made herein.

Source: TPG Specialty Lending, Inc.

Investor Relations:

Lucy Lu

212-601-4753

IRTSL@tpg.com

Media:

Luke Barrett, 212-601-4752

lbarrett@tpg.com

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